UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 6, 2009
Vought Aircraft Industries, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	333-112528	75-2884072
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)
201 East John Carpenter Freeway, Tower 1, Suite 900
Irving, Texas 75062
(972) 946-2011
(Address of principal executive offices and telephone number)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
On July 6, 2009, Vought Aircraft Industries, Inc. (the “Company”) entered into an Asset Purchase Agreement (the “Purchase Agreement”) with BCACSC, Inc. (“Buyer”), a wholly owned subsidiary of The Boeing Company (“Boeing”). Under the Purchase Agreement, the Company has agreed to sell, and Buyer has agreed to purchase the business, assets and operations of the Company’s 787 business conducted at North Charleston, South Carolina (collectively, the “Business”). Buyer will assume all of the liabilities of the Business, other than the liabilities that the Company has agreed to retain, including (1) pre-closing environmental and certain tax liabilities, (2) certain liabilities for Company employee benefit plans and other pre-closing employee-related liabilities and (3) unknown pre-closing violations of law causing losses in excess of $10 million.
The cash consideration to be paid at closing to the Company in connection with the sale of the Business and the entry into the other agreements described below is expected to be approximately $580 million, which represents the agreed-upon aggregate cash consideration less pre-closing adjustments. The final aggregate consideration will be subject to further adjustments post-closing related to the Company’s net investment in the Business. Boeing will guarantee the pre-closing obligations of Buyer and will provide a limited guaranty of Buyer’s post-closing indemnity of the Company.
The Purchase Agreement contains representations and warranties, covenants and indemnification customary for a transaction of this nature.
Closing of the transaction is subject to several customary closing conditions, including the requirement that the lenders under the Company’s senior credit facility agree to amend the senior credit facility on acceptable terms to permit the transaction to close. The Company expects that in connection with obtaining such amendment and pursuant to the terms of its senior credit facility, the aggregate consideration attributable to the sale of assets will be used to repay a material amount of indebtedness under the senior credit facility.
The Purchase Agreement contemplates that the parties or their affiliates will enter into the following additional agreements at closing: (1) a transition services agreement, pursuant to which the Company will provide certain transition services to Buyer; (2) an engineering services agreement, pursuant to which the Company will provide certain engineering services to Boeing; (3) an intellectual property license agreement, pursuant to which the Company and an affiliate of Buyer will license to each other certain intellectual property; and (4) a termination and mutual release agreement, pursuant to which the Company and Boeing will terminate their existing 787 supply agreement and release claims and resolve rights and obligations owed to each other under the existing 787 supply agreement, including obligations incurred or created as a result of ordinary course performance of the 787 supply agreement.
In addition, at closing, the parties will enter into a long-term supply agreement, pursuant to which the Company will be a supplier for Boeing’s 737, 777 and 787 aircraft programs.
A copy of the press release announcing the transaction is attached hereto as Exhibit 99.1 and incorporated herein by reference.
Cautionary Note Regarding Forward Looking Statements
Certain statements in this report may be “forward-looking” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “targets,” and similar expressions are used to identify these forward-looking statements. Forward-looking statements are based upon assumptions about future events that may not prove to be accurate. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. As a result, these statements speak to events only as of the date they are made and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by federal securities laws. Specific factors that could cause actual results or outcomes to differ materially from forward-looking statements include, but are not limited to, those set forth below and other important factors disclosed previously and from time to time in the Company’s filings with the Securities and Exchange Commission as well as the risk that the Company will be unable to obtain an amendment of its senior credit facility pursuant to the Purchase Agreement on acceptable terms or at all or that the transactions contemplated by the Purchase Agreement may not be consummated as the result of the failure of other conditions to closing or for any other reason.
Item 9.01 Financial Statements and Exhibits
(d) Exhibits

Exhibit
Number	Description

99.1	Press Release issued by Vought Aircraft Industries, Inc. dated July 7, 2009.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VOUGHT AIRCRAFT INDUSTRIES, INC.
By:	/s/ Keith Howe
Vice President and Chief Financial Officer

Date: July 7, 2009

INDEX TO EXHIBITS

Exhibit
Number	Description

99.1	Press Release issued by Vought Aircraft Industries, Inc. dated July 7, 2009.